EXHIBIT 3.3

FINISAR CORPORATION

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

     Finisar Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     1. The first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on November 15, 1999 (the “Restated Certificate of Incorporation”) is amended to read as follows:

        “A. The total number of shares of all classes of stock which the Corporation will have authority to issue is seven hundred fifty-five million (755,000,000), consisting of:

1. Five million (5,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the “Preferred Stock”); and

2. Seven hundred fifty million (750,000,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (the “common stock”).”

     2. The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     3. The Corporation’s stockholders by a majority vote, including a majority of the outstanding shares of common stock, approved the amendment of the Restated Certificate of Incorporation of the Corporation as required by the Bylaws of the Corporation and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation to be signed by the Corporation’s Secretary this 9th day of May 2005.

FINISAR CORPORATION
By:	/s/ Stephen K. Workman
Stephen K. Workman,
Secretary